OPTION AGREEMENT

This Option Agreement (hereinafter “Agreement”) is made on the 15 th  day of December, 2009, at Shijiazhuang, the People’s Republic of China (the “PRC”) by and among the following parties:

Hebei Chuang Lian Trade Co., Ltd. ( “ Party A ”)

Registered Address: 322 East Zhongshan Road , Shijiazhuang

Legal representative: Zhang Zhongwen

Hebei Kaiyuan Real Estate Development Co., Ltd. (“ Party B ”)

Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Peng Jinyu

WHEREAS:

Party A, a wholly foreign owned enterprise organized and existing under the laws of PRC.

2.  Party B, a limited liability company registered and existing under the laws of PRC, hold the equity interests of Hebei Xuhua Trading Co., Ltd (hereinafter “Xuhua Trading”)  [  within the jurisdiction of china ] , and holds 100% of the equity of Xuhua Trading, the amount of capital contributed being 470 million RMB.

1.	THE OPTIONS GRANTED

1.1	GRANT

Grantor agrees to voluntarily, unconditionally, irrevocably and exclusively grant Party A the option under the PRC laws and the terms and conditions provide in this Agreement, the Party A or any third party designated by Party A is entitled to purchase all or part of the share at the lower of the lowest price permitted by the PRC laws at the time of exercise of Option and the audited net asset value of Xuhua Trading.

1.2	TERMS

This Agreement shall be valid from the date of execution until (i) the Accomplished Date defined in Clause 2.5 as below or (ii) the obligations hereunder have been performed, which is later. Party B shall not terminate this Agreement early in any reason.

2.	EXERCISE OF OPTION AND CLOSING

2.1	TIME OF EXERCISE

The Grantor agrees, Party A may exercise any or all option under this Agreement at any time of the expiration unless otherwise specified by the PRC laws.

The Grantor agrees, Party A have no limitation in the number of exercise unless have acquired all the equity interests of 4S Stores.

The Grantor agrees, Party A may designate a third Party as its representative to exercise any or all portion of the options subject to notify the Grantor prior in writing.

2.2	THE USE OF FUND

Grantors hereby agree to provide all the interests in connection with the exercise of Option by Party A or any third party designated by Party A to Xuhua Trading in an appropriate manner.

2.3	ASSIGNMENT

Grantors agree that the Party A may assign or transfer all or any of the Option under this Agreement to any third party. Any such third party shall be deemed as one Party of this Agreement and have all of Party A’s rights and obligations.

2.4	NOTICES OF EXECISE THE OPTION

In the event that Party A wishes to exercise the Option, it shall send to the Grant a written notice not later than 10 business days from the Notice Date for the closing of such purchase (an  “Option Closing Date” as defined below). The Notice shall specify the terms as below:

The date as of the consummation of the approval of the equity transfers (if required by law) and applies for registration in the AIC formally. (hereinafter “Option Closing Date”)

The name of the shareholder after the closing date;

The amount of equity interest purchased from the Grantor;

Payment method;

Power of Attorney (if authorized the third party to exercise the rights) .

Both Parties agree that, Party A shall designate the third party and on the name of the third party to exercise the options and register the equity interests. Grantor agrees that he will sign the Share Transfer Agreements prepared by Party A or the third party designated by Party A within 5 business days after the acceptance of the Notice for Exercise provide Party A or the third party designated by Party A on demand.

2.5	CLOSING

2.5.1 Grantor shall urge Xuhua Trading to accomplish the approval of assignment by the authorized governmental institutions hereunder under the applicable law of PRC (if any).

2.5.2 Grantor shall cause Xuhua Trading to accomplish the register procedure promptly in the AIC under the applicable laws of the PRC.

2.5.3 Party A or the third party designated by Party A shall pay the Grantors with the price provided in the Clause 1.1 at the closing day.

2.5.4 Grantors shall render Xuhua Trading necessary and timely assistance according to the applicable laws of the PRC to consummate the approval procedures (if required by law) in authorized government entity and to consummate the equity transfer procedure in the AIC. Such date is the date of consummation of the Option. (hereinafter “Accomplished Date”)

2.6	ACCOMPLISHED DATE

Party A or the designated third party shall become the legal owner of the equity interests after the consummated date pursuant to the Articles of Association and applicable laws of the PRC.

3.	REPRESENTATIONS AND WARRANTIES

Except as disclosed, Grantor hereby represents and warrants as below:

3.1.1 Grantor has full and complete right and authority to execute and perform this Agreement;

3.1.2 Grantor have performed the contributing obligation of shareholders in Xuhua Trading and owned the lawful and complete title of the shares under the applicable law of the PRC and the Articles of Association and bylaws of Xuhua Trading.

3.1.3 The performance of this Agreement or obligation hereunder have no violation of the binding laws, regulations and other agreements, and have no necessary approval or authority required by the competent governmental entity.

3.1.4 There are no pending and threatened litigations, arbitrations or any other judicial or administrative proceedings which will materially impact the performance of this Agreement.

3.1.5 No pledge, indebtedness or any other encumbrances on the equity interest of Xuhua Trading, and no assignment, donate, pledge or any other manner to dispose of the equity interest to any third party;

3.1.6 These equity interests of Xuhua Trading hold by Grantor are free from any pledge, indebtedness or any other encumbrances of the third party.

3.1.7 The Option granted to Party A or the persons designated by Party A must be exclusive, Grantor shall not grant any other party the option or any similar right in any manner;

3.1.8 Xuhua Trading is a limited liability company created and existing under the applicable laws of the PRC, and have obtained all necessary approvals, authorities and licenses for the operation of business now and in the future. Xuhua Trading does not have any known or expected incident that may lead such approvals, authorities and licenses to be cancelled, removed or suspended

3.1.9 Grantor shall strive to urge the adoption of resolutions which approve Grantor to assign the equity interests to Party A or the third party designated by Party A during the term of exercise of option under the terms and conditions hereof by the shareholders’ meeting of Xuhua Trading. Grantor also shall strive to cause any shareholders of Xuhua Trading other than Grantor (if any) to agree the waiver of the right of first refusal in connection with the equity interests all or any which are attempted to assign.

3.1	CONVENANTS

3.2.1 During the terms of this Agreement, Grantor covenants to Party A or the third party designated by Party A, it will carry out all the necessary procedures which made the Party A or the third party designated by Party A the shareholder of Xuhua Trading. The procedures included, without limitation, rendering Party A or the third party designated by Party A assistance to obtain necessary approvals from governmental entities and institutions, delivering Share Transfer Agreement to the related Administration for Industry and Commence (“AIC”) for the purpose of the amendments or modifications of the Articles of Association and bylaws, shareholders’ register or any other things concerned.

3.2.2 During the terms of this Agreement, he will not put the equity interests hold by Grantor under the circumstance of pledge, indebtedness or encumbrance for any third party, and he will not assign, donate, pledge or dispose of the equity interests hold by Grantor in any other manner to the third party.

3.2.3 During the terms of this Agreement, the equity interests hold by Grantor will not under the circumstance of pledge, indebtedness or encumbrance for the third party.

3.2.4 During the terms of this Agreement, the option granted by Grantor to Party A shall be exclusive; Grantor shall not grant any other party the option or any other right similar right.

4.	TAXES AND FEES

Subject to applicable laws, the taxes and fees shall be paid by Parties respectively in the course of carrying out this Agreement.

5.	BREACH OF AGREEMENT

5.1 Any breach of the representations and warrants under this Agreement by any Party, given the written notices the other Party have the right to require the breaching Party to correct its conducts of breach or non-performance, and take good, promptly and effectively action to eliminate the consequences in connection with the breach and non-performance aforesaid, and cover the damages .

5.2 The breaching Party shall be liable for any cost, liability or loss (include but not limited to the interests and attorney fees arising from the breach) provide that the breach of this Agreement by any Party. The aggregate amount of indemnification shall be equivalent to the loss incurred by the default; said remedies include the profits for performance which could reasonably have foreseen at the time of the conclusion of the Agreement.

5.3 In the event of breach by Party B, Party A or the third party designated by Party A may terminate the performance of obligations hereunder temporarily by deliver a written notice to Party B in consideration that the performance is impossible or unfair until the Party B take the actions to eliminate the consequence and indemnify the costs arising in connection with the breach.

5.4 Parties shall be liable respectively for the damages to the extent that incurred by themselves provide the breach of this Agreement by both Parties.

6.	GOVERNING LAW AND SETTLEMENT OF DISPUTES

6.1	GOVERNING LAW

The application, include, without limitation, execution, effectiveness, performance, construction of this Agreement shall be governed by the laws of the PRC.

6.2	AMICABLE NEGOTIATION

In the event any dispute with respect to or in connection with the construction and performance of this Agreement, the Parties shall first negotiate in good faith or mediate through a third party to resolve the dispute. In the event the Parties fail to resolve the dispute through the methods above-mentioned within 30 days after the any Party’s request for resolution of the dispute, any Party shall submit the relevant dispute to arbitration.

6.3	ARBITRATION

The dispute with respect to this Agreement shall submit to China International Economic and Trade Arbitration Commission in Shijiazhuang for binding arbitration. The languages used during arbitration shall be Chinese. The arbitration shall be final and binding on Parties.

7.	CONFIDENTIALITY

7.1	CONFIDENTIAL INFORMATION

This Agreement and schedules hereto is strictly confidential. No Party shall disclose any information of this Agreement to any third party without the prior written consent of both Parties. This term shall survive the termination of this Agreement.

7.2	EXCEPTION

The disclosure in accordance with the laws, adjudications, arbitral awards and the decisions of governmental entity shall not be deemed as the non-compliance of the clause 7.1.

8.	MISCELLANEOUS

8.1	ENTIRE AGREEMENT

This Agreement constitutes the entire the subject matter between the Parties hereto, and supersedes all prior discussions, negotiations and agreements. This Agreement shall be altered by mutual consent in writing between Parties, the schedules and exhibits referred to herein are incorporated in this Agreement and constitute an integral part of this Agreement.

8.2	AMENDMENTS AND SUPPLEMENTARY

No amendment, supplementary or modification of this Agreement shall occur except in writing. The amend agreement and supplementary agreement that have been signed and sealed by the Parties shall have the same validity as this Agreement.

8.3	SEVERABILITY

In the event that any provision of this Agreement is determined to be invalid or unenforceable in any respect in accordance with the applicable laws, the validity or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.

8.4	WAIVER

No delay or omission by any Party in exercising the right, power or privilege hereunder shall be deemed as a waiver of such right, power or privilege. The single or partial exercise of any right, power or privilege shall not preclude any exercise of any other right, power or privilege.

8.5	NOTICE

All the notices sent by parties for the rights and obligations performance given under this Agreement shall be sent in writing and delivered to the address as specified below by the way of personally delivery, registered mail, prepaid post, courier or facsimile transmission.

Party A:	Hebei Chuang Lian Trade Co., Ltd.
Address:	322 East Zhongshan Road, Shijiazhuang
Facsimile:	0311-83819636
Telephone:	0311-83827688
Attention:	Zhang Zhongwen

Party B:	Hebei Kaiyuan Real Estate Development Co., Ltd.
Address:	322 East Zhongshan Road, Shijiazhuang
Facsimile:	0311-85068813
Telephone:	0311-85068830
Attention:	Peng Jinyu

Notices shall be deemed to have been received:

Upon confirmed transmission if sent by fax, provide the fax sent later than 17:00 or sent not in business day, upon the next successive business day;

Upon signature date if delivered by hand (include courier)

Upon 15 days after the date of confirmation of the return receipt if delivered by registered mail.

8.5.1	BINDING

This Agreement is binding for both Parties.

8.6	LANGUAGE

This Agreement signed in quadruplicate originals, with each of equally binding force.

8.7	DAY AND BUSINESS DAY

References to “day” mean the calendar day, “business day” means the date from Monday to Friday.

8.8	HEADINGS

The headings in this Agreement are for convenience only and shall not affect the construction of the Agreement.

8.9	UNSPECIFIED EVENT

The event which is not specified in this Agreement shall be negotiated by both Parties under the law of the PRC.

[SIGNATURE PAGE]

Party A: Hebei Chuang Lian Trade Co., Ltd.  ( seal )

Authorized Representative ( signature ) :

  Party B: Hebei Kaiyuan Real Estate Development Co., Ltd. ( seal )

Authorized Representative ( signature ) :